Exhibit 99.1

LECG CORPORATION REPORTS THIRD QUARTER 2004 RESULTS

Revenues Grew 35%, Pre-tax Income Increased 57%, EPS Was $0.20

Emeryville, CA, November 4, 2004 — LECG Corporation (NASDAQ: XPRT), a global provider of expert services, today reported financial results for the third quarter and nine months ended September 30, 2004.

Third Quarter 2004 Financial Results

Revenues for the third quarter increased 35% to $56.1 million from $41.6 million for the third quarter of 2003. Expert and professional staff revenues increased 30%. Performance based revenue was $1.8 million in the third quarter of 2004. There was no performance based revenue during the same period in 2003. EBITDA(1) was $8.9 million for the quarter, a 34% increase from $6.6 million in the third quarter of 2003.

Income before taxes was $7.8 million, 57% higher than income before taxes of $5.0 million in the third quarter of 2003. Net income per diluted share was $0.20 for the third quarter of 2004 compared to pro forma net income per diluted share(2) of $0.20 in the same period a year ago. Actual net income per diluted share in the third quarter of 2003 was $0.26. LECG was a limited liability company in the third quarter of 2003 and was not subject to corporate income taxes. Diluted shares outstanding increased 54% to 23.4 million in the third quarter of 2004 from 15.1 million for the same period in 2003.

LECG Chairman, Dr. David Teece said, “we are pleased with our financial performance in the third quarter of 2004. LECG experienced very strong growth in revenues and income before taxes.  At the same time, we strengthened our talent base, laying the foundation for future growth.”

Nine Month Financial Results

Revenues for the nine months ended September 30, 2004 increased 26% to $152.8 million from $121.8 million for the same period in 2003. Expert and professional staff revenues increased 27%.  Performance based revenue was $3.6 million for the first nine months of 2004, and $4.1 million for the same period in 2003.  EBITDA(1) was $22.8 million for the first nine months of 2004, a 30% increase from $17.4 million for the same period in 2003.

Income before taxes for the nine months ended September 30, 2004 was $20.2 million, 64% higher than income before taxes of $12.3 million in the first nine months of 2003. Net income per diluted share was $0.51 for the first nine months of 2004 compared to pro forma net income per diluted share(2) of $0.49 in the same period in 2003.  Actual net income per diluted share for the first nine months of 2003 was $0.61. Diluted shares outstanding increased 55% to 23.3 million in 2004 from 15.0 million in 2003.

Operating Metrics

LECG ended the third quarter with 810 employees and exclusive independent contractors, an increase of 6% from 764 as of June 30, 2004.  Expert headcount increased to 256 from 243 as of June 30, and professional staff headcount increased to 376 from 357.  Professional staff utilization for the third quarter of 2004 was 80%, compared to 85% for the same period in 2003.

New Hires and Acquisition of Expert Services Firm

On November 4, 2004 LECG announced eight director level additions to its expert talent pool. On October 15, 2004, LECG announced that it acquired substantially all of the assets of The Washington Advisory Group, LLC, a privately held expert services firm based in Washington, D.C.

2004 Fiscal Year Outlook Confirmed

For the full year 2004 outlook, LECG believes revenues will be at the top end of its guidance of $205 to $215 million. LECG expects net income will be in the range of $17.0 - $18.0 million, or $0.72 to $0.76 per fully diluted share. LECG does not plan to give quarterly guidance, and there is some fluctuation in LECG’s revenue stream.

David Kaplan, president of LECG, commented, “LECG’s ongoing success in hiring prominent experts as well as making small acquisitions was evident in the third quarter.  Our model attracts the top talent that we need to build a world class expert services firm while delivering value to our stockholders.”

Conference Call Webcast Information

To listen to a live audio webcast of LECG’s third quarter 2004 financial results conference call, visit the Company’s website www.lecg.com.  The conference call begins at 5:00 pm Eastern time today.  A replay of the call will also be available on the Company’s website until Monday, February 28, 2005.

About LECG

LECG, a global expert services firm, provides independent expert testimony, original authoritative studies, and strategic advice and consulting to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies around the world. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Statements in this press release concerning the future business, operating and financial condition of the Company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations as of today, November 4, 2004.  There may be events in the future that the Company is not able to accurately predict or control and they may cause actual results to differ materially from expectations.  Information contained in these forward looking statements is inherently uncertain, and actual performance is subject to a number of risks, including but not limited to, among others, dependence on key personnel, acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the Company’s service offerings, the ability of the Company to integrate successfully new experts into its practice, intense competition and potential professional liability.  Further information on these and other potential risk factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts

Jack Burke, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com

LECG CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the quarters and nine months ended September 30, 2004 and 2003

(in thousands, except per share data)

	Quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues	$56,066	$41,551	$152,847	$121,783
Cost of services:
Compensation and project costs	(36,849)	(27,129)	(101,121)	(81,725)
Equity-based compensation	(151)	(229)	73	(398)
Total cost of services	(37,000)	(27,358)	(101,048)	(82,123)
Gross profit	19,066	14,193	51,799	39,660
Operating expenses:
General and administrative expenses	(10,225)	(7,494)	(29,005)	(22,360)
Depreciation and amortization	(1,044)	(1,094)	(2,677)	(3,229)
Operating income	7,797	5,605	20,117	14,071
Interest income	69	9	251	30
Interest expense	(61)	(516)	(183)	(1,942)
Other income (expense), net	27	(97)	(27)	146
Income before income taxes	7,832	5,001	20,158	12,305
Provision for income taxes	(3,179)	—	(8,184)	—
Net income	4,653	5,001	11,974	12,305
Accrued preferred dividends and accretion of preferred stock	—	(1,076)	—	(3,135)
Net income available to common shares	$4,653	$3,925	$11,974	$9,170

Net income per share:
Basic	$0.21	$0.31	$0.55	$0.73
Diluted	$0.20	$0.26	$0.51	$0.61
Share amounts:
Basic	22,049	12,544	21,725	12,492
Diluted	23,365	15,137	23,333	15,034

LECG CORPORATION

CONSOLIDATED BALANCE SHEETS

September 30, 2004 and December 31, 2003

(in thousands, except share data)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$24,142	$67,177
Accounts receivable, net of allowance of $370 and $482	72,774	46,708
Prepaid expenses	3,290	2,708
Deferred tax assets	8,803	9,802
Current portion of signing bonuses and other current assets	10,390	3,868
Total current assets	119,399	130,263
Property and equipment, net	6,231	4,506
Goodwill	53,397	23,976
Other intangible assets	836	533
Long-term portion of signing bonuses and other assets	17,221	3,864
Total assets	$197,084	$163,142

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities.	$10,773	$5,733
Accrued compensation	33,134	29,270
Amounts due for business acquisitions - current portion	2,980	—
Deferred revenue	1,241	732
Distributions payable	—	3,398
Total current liabilities	48,128	39,133
Amounts due for business acquisitions - long-term	2,000	—
Other long-term liabilities	3,859	22

Stockholders’ equity:
Common stock, $.001 par value, 200,000,000 shares authorized, 22,439,134 shares outstanding at September 30, 2004 and 21,693,156 shares outstanding at December 31, 2003	22	22
Additional paid-in capital	119,751	113,326
Receivable from stockholder	—	(290)
Deferred equity compensation	(1,727)	(2,193)
Accumulated other comprehensive income	465	510
Retained earnings	24,586	12,612
Total stockholders’ equity .	143,097	123,987
Total liabilities and stockholders’ equity	$197,084	$163,142

LECG CORPORATION

CONSOLIDATED STATEMENTS OF CASHFLOWS

For the nine months ended September 30, 2004 and 2003

(in thousands)

	Nine months ended
	September 30, 2004	September 30, 2003
Cash flows from operating activities
Net income	$11,974	$12,305
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	165	—
Depreciation and amortization of property and equipment	1,834	2,329
Amortization of intangible assets	843	900
Amortization of signing bonuses	2,812	1,080
Equity-based compensation	(73)	398
Tax benefit of stock option plans	2,718	—
Deferred rent expense	801	490
Other non-cash (income) expense	58	(213)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable .	(23,318)	(11,728)
Prepaid and other current assets	(3,009)	(1,856)
Accounts payable and other accrued liabilities .	4,505	(21)
Accrued compensation	2,198	2,837
Signing bonuses and other assets	(18,341)	(1,429)
Other liabilities, net .	1,889	56
Net cash provided by (used in) operating activities	(14,944)	5,148

Cash flows from investing activities
Payments for business acquisitions, net of cash acquired	(24,996)	(2,455)
Purchase of property and equipment	(2,781)	(796)
Other	(51)	(62)
Net cash used in investing activities	(27,828)	(3,313)

Cash flows from financing activities
Proceeds from issuance of common stock - employee stock plan	1,109	—
Exercise of stock options .	2,604	432
Receivable from stockholder	295	14
Borrowings under long-term debt agreements	—	1,250
Borrowings under revolving credit facility	—	37,400
Repayments of long term debt .	—	(4,550)
Repayments under revolving credit facility	—	(27,100)
Payment of loan fees	—	(871)
Distributions to common stockholders	(4,235)	(7,964)
Other	—	(3)
Net cash used in financing activities	(227)	(1,392)
Effect of exchange rates on changes in cash and cash equivalents	(36)	279
Increase (decrease) in cash and cash equivalents	(43,035)	722
Cash and cash equivalents, beginning of period	67,177	2,576
Cash and cash equivalents, end of period	$24,142	$3,298

Supplemental disclosure:
Cash paid for interest	$288	$1,827
Cash paid for income taxes .	$655	$150

Non-cash investing activites:
Common stock issued for business acquisitions	$1,959	—
Amounts due for business acquisitions	$4,980	—

EBITDA (1)

(in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net income available to common shares	$4,653	$3,925	$11,974	$9,170
Add back (subtract):
Accrued preferred dividends and accretion of preferred stock	—	1,076	—	3,135
Provision for income taxes	3,179	—	8,184	—
Interest, net	(8)	507	(68)	1,912
Depreciation and amortization	1,044	1,094	2,677	3,229
EBITDA	$8,868	$6,602	$22,767	$17,446

(1)          EBITDA is a non-GAAP financial measure defined by the Company as net income available to common stockholders before interest, taxes, depreciation and amortization and accrued preferred dividends and accretion.  The Company believes that EBITDA is a useful measure of financial performance of the business and facilitates comparison of financial results for periods before and after its initial public offering and conversion to a taxable C corporation.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

Pro forma earnings per share (2)

(in thousands, except per share data)

	Quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	Actual	Pro Forma	Actual	Pro Forma

Net income available to common shares	$4,653	$3,925	$11,974	$9,170
Accrued dividends and accretion of preferred stock		1,076		3,135
Pro forma provision for income taxes (3)		(2,030)		(4,996)

Pro forma net income		$2,971		$7,309

Net income per share, as reported:
Basic	$0.21	$0.31	$0.55	$0.73
Diluted	$0.20	$0.26	$0.51	$0.61
Pro forma net income per share:
Basic		$0.24		$0.59
Diluted		$0.20		$0.49

Shares used in calculating net income and pro forma net income per share:
Basic	22,049	12,544	21,725	12,492
Diluted	23,365	15,137	23,333	15,034

(2)          Pro forma net income and pro forma net income per share are non-GAAP financial measures defined by the Company as net income attributable to common stockholders plus accrued preferred dividends and accretion of preferred units, less an income tax provision calculated at the Company’s estimated 2004 effective tax rate of 40.6%.  The Company believes that pro forma net income and pro forma net income per share are useful measures of the financial results of the business and facilitate comparison of periods before and after its initial public offering and conversion to a taxable C corporation.  The shares used in calculating the pro forma net income per share do not include the issuance of common shares necessary to redeem the preferred stock.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP.

(3)          LECG was a limited liability company (“LLC”) in the quarter and nine months ended September 30, 2003.  The pro forma provision for income taxes as calculated above is based on an effective tax rate of 40.6%, which is the Company’s estimated 2004 effective tax rate.